Exhibit 4.14

ADDENDUM NO. 3

THIS AGREEMENT is made this 2nd day of April 2022 by and between CAPITAL SHIP MANAGEMENT CORP. of Panama (the “CSM”) and CAPITAL PRODUCT PARTNERS L.P. of Marshall Islands (the “CPLP”).

WHEREAS:

A. CPLP, whose units are listed and trade on the Nasdaq Global Select Market, owns vessels and requires certain Information Technology (IT) Services;

B. Pursuant to the IT Agreement dated 3rd day of April 2007, as amended (the “IT Agreement”), CPLP engaged CSM to provide such IT Services to CPLP, on the terms set out therein;

C. The term of the IT Agreement expires on the 2nd day of April 2022 and the parties wish to extend and continue this agreement for an additional five (5) years;

D. CPLP and CSM agree to extend the IT Agreement for an additional five (5) years and to amend certain provisions of the IT Agreement, as set out herein.

NOW IT IS HEREBY MUTUALLY AGREED as follows:

1. The term of the IT Agreement is renewed for another five (5) years, namely from 3rd April 2022 to 2nd April 2027.

2. Words defined in the IT Agreement shall have the same meaning when used in this addendum unless the context requires otherwise;

3. All other terms and conditions of the said IT Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the Parties have executed this Agreement by their duly authorized signatories with effect on the date first above written.

CAPITAL PRODUCT PARTNERS L.P. BY ITS GENERAL PARTNER, CAPITAL GP L.L.C.,

By:	/s/ Gerasimos Kalogiratos
Name: Gerasimos Kalogiratos
Title: Chief Executive Officer of Capital GP L.L.C.

CAPITAL SHIP MANAGEMENT CORP.,

By:	/s/ Sarantos Petropouleas
Name: Sarantos Petropouleas
Title: Director/President

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